Filed Pursuant to Rule 433
Registration Statement Nos. 333-202913 and 333-180300-03
February 3, 2017

February 2017 - Credit Suisse Market-Linked Notes

Please find the summary of the indicative terms for our February offerings below. All terms, including but not limited to the contingent coupon rate, upside participation rate, knock-in level, coupon barrier level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date. Additionally, dates listed below are expected dates, which are subject to change due to market conditions. The sales concessions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. Each of these summaries of the indicative terms for our February offerings is a general description of the terms of such offering. Please see the applicable offering document at the links provided below. See “Selected Risk Considerations” in the applicable offering documents.

FOR BROKER-DEALER USE ONLY.  NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

EQUITY-LINKED ALTERNATIVES
INCOME / CASH FLOW ALTERNATIVES
3 Year S&P 500® Russell 2000® Contingent Coupon Callable Yield Notes
Subject to Early Redemption, if a Coupon Barrier Event does not occur on an Observation Date, contingent coupons will be paid at a rate expected to be between 7.50% and 8.50% per annum* on the immediately following Contingent Coupon Payment Date. If Coupon Barrier Event occurs, no contingent coupon will be paid on the immediately following Contingent Coupon Payment Date. If a Knock-In Event occurs, the Redemption Amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of securities held.
CUSIP	Underlying(s)	Knock-In Level	Coupon Barrier Level	Contingent Coupon Rate*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22548QU29	S&P 500® Index and Russell 2000® Index	Approximately 70% of Initial Level; European Knock-In	Approximately 70% of Initial Level	[7.50-8.50]%	1.50%	U1928	U1928	2/17/17	2/27/17	2/27/20

GROWTH ALTERNATIVES
18 Month S&P 500® Russell 2000® Digital Barrier Notes
If a Knock-In Event does not occur, the investor is entitled to receive the Fixed Payment Percentage at maturity expected to be between [9.50%-10.50%]*. If a Knock-In Event occurs, the Redemption Amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying.
CUSIP	Underlying(s)		Knock-In Level	Fixed Payment Percentage*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22548QTY1	S&P 500® Index and Russell 2000® Index		Approximately 75% of Initial Level; European Knock-In	[9.50- 10.50]%	1.25%	T961	T961	2/17/17	2/27/17	8/24/18

2 Year Financial Select Sector SPDR® Accelerated Barrier Notes
If the Final Level is equal to or greater than the Initial Level, the investor will be entitled to participate in the leveraged appreciation, if any, of the Underlying, subject to the Underlying Return Cap. If the Final Level is less than the Initial Level and a Knock-In Event does not occur, the investor will be entitled to receive the principal amount at maturity. If the Final Level is less than the Initial Level and a Knock-In Event occurs, the investor will be fully exposed to any depreciation in the Underlying.
CUSIP	Underlying(s)	Knock-In Level	Participation Rate	Maximum Return	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22548QU37	Financial Select Sector SPDR® Fund	Approximately 70% of Initial Level; European Knock-In	200%	[19.50- 21.50]%	1.50%	T963	T963	2/17/17	2/27/17	2/26/19

6 Year S&P 500® Digital Plus Barrier Notes
If the Final Level of the Underlying is equal to or greater than the Initial Level, the investor is entitled to receive a payment at maturity based on the greater of the Fixed Payment Percentage that is expected to be between [55.00%-60.00%]* and the percentage change from the Initial Level to the Final Level. If the Final Level is less than the Initial Level, and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Underlying. If the Final Level is less than the Initial Level, and a Knock-In Event has not occurred, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Underlying(s)		Knock-In Level	Fixed Payment Percentage*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22548QTZ8	S&P 500® Index		Approximately 70% of Initial Level; European Knock-In	[55.00- 60.00]%	2.75%	T962	T962	2/17/17	2/27/17	2/27/23

FOR BROKER-DEALER USE ONLY.  NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Securities that identify Credit Suisse AG, Nassau Branch as issuer, when and if issued, will be offered pursuant to a registration statement filed by Credit Suisse (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the registered offerings to which these materials relate.

Before you invest, you should read the prospectus supplement and prospectus and the other documents relating to these registered offerings that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and to understand fully the terms of such securities and other considerations that are important in making a decision about investing in such securities.

You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in the offerings will arrange to send you the applicable prospectus supplement and prospectus as well as any product supplement, underlying supplement and pricing supplement if you so request by calling toll-free 1-800-221-1037.

The commissions listed above represent the sales commission portion of the underwriting discount.

Please follow the attached hyperlink to an important disclosure:

http://www.credit-suisse.com/legal/marketcommentary

*All terms, including but not limited to the contingent coupon rate, upside participation rate, knock-in level, coupon barrier level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date. Additionally, dates listed are expected dates, which are subject to change due to market conditions. The sales concessions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. Each of these summaries of the indicative terms for our February offerings is a general description of the terms of such offering. Please see the applicable offering document at the links provided below. See “Selected Risk Considerations” in the applicable offering documents.

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this structured product offering list relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. If the terms described in the applicable Preliminary Pricing Supplement are inconsistent with those discussed herein, the terms described in the applicable Preliminary Pricing Supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-877-927-7335.